Exhibit 99.1

April 6, 2026

Opus Genetics Solidifies Leadership Position in Gene Therapy Development for Inherited Retinal Diseases with Strategic Long-Term Financing by Oberland Capital

- Agreement includes up to $155 million in non-dilutive funding with an upfront payment of $35 million and a $5 million equity investment -

-  Strategic financing to accelerate development of earlier-stage gene therapy programs with three additional programs entering clinical testing over the next year -

- Current cash of approximately $100 million now extends cash runway into 2029, through expected completion of OPGx-LCA5 and OPGx-BEST1 pivotal studies, potential approvals, and the prospect to receive priority review vouchers -

- Three-month topline results from full Cohort 1 of Phase 1/2 trial with OPGx-BEST1 remain on track for mid-2026 -

RESEARCH TRIANGLE PARK, N.C., April 06, 2026 (GLOBE NEWSWIRE) – Opus Genetics, Inc. (Nasdaq: IRD) (“Opus Genetics”, “Opus”, or the “Company”), a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs), announced today a strategic financing agreement with Oberland Capital Management LLC (“Oberland Capital”) to accelerate the clinical development, manufacturing, and potential commercialization of its broad gene therapy pipeline to maximize shareholder value.

The new note facility provides Opus with access to future non-dilutive funding of up to $155 million to support its future strategic initiatives and growth, with an initial tranche of $35 million to be funded at the initial closing, a second $35 million tranche available at the Company’s option within the next twelve months, along with additional tranches up to $35 million available to Opus upon the occurrence of certain milestones. The facility also provides for up to $50 million in additional tranches at the mutual agreement of the parties. In addition, Oberland Capital committed to make a $5 million equity investment in the Company’s common stock at $4.48 per share, concurrently with the closing of the initial tranche above.

“With the early success of the LCA5 and BEST1 programs, we are at a pivotal moment in which acceleration of our pipeline can drive significant future value,” said George Magrath, M.D., Chief Executive Officer, Opus Genetics. “This credit facility enables us to fully fund clinical development and initiate pre-launch activities for our BEST1 and LCA5 programs, as well as move the earlier-stage RDH12, MERTK, and RHO programs into the clinic. This facility allows us to leverage our noncore commercial phentolamine asset and provides the financial flexibility to focus on our gene therapy platform with expected completion of OPGx-LCA5 and OPGx-BEST1 pivotal studies, potential approvals, and the prospect to receive priority review vouchers.”

“With our current cash resources of approximately $100 million and access to an additional $120 million of non-dilutive capital, we have a strengthened position to accelerate advancement of our entire portfolio and expand the opportunity to deliver meaningful therapies to patients as quickly as possible,” concluded Dr. Magrath.

“Opus Genetics’ validated gene therapy platform represents one of the most promising approaches for restoring vision and preventing blindness in patients suffering from severe inherited retinal diseases and fully aligns with our investment strategy of partnering with companies developing innovative technologies that address areas of high unmet medical need,” said William Clifford, Partner at Oberland Capital. “With access to significant capital in the form of both debt and equity through our flexible investment structure, as well as its commercial-stage partnership involving Phentolamine Ophthalmic Solution 0.75%, Opus Genetics is optimally positioned to accelerate the development of its robust pipeline of therapeutic candidates.”

Opus Genetics plans to provide an update later in 2026 on its earlier stage programs, including OPGx-RDH12, OPGx-MERTK, and OPGx-RHO.

●
RDH12-LCA: This program is expected to enter the clinic in the U.S. in Q4 2026. OPGx-RDH12 is the second asset licensed from Dr. Jean Bennett’s lab and is partially funded through a partnership with the RDH12 Alliance to bring this program to the clinic. RDH12 is an IRD that affects children at an early age with a prevalence estimated to be 2,500 patients in the U.S. and 30,900 globally[1].

●
MERTK: As previously announced, Opus’ OPGx-MERTK program is expected to enter the clinic at the end of 2026 in collaboration with the Department of Health - Abu Dhabi. The MENA (Middle East/North Africa) region has a very large proportion of the global MERTK patients where the prevalence is estimated to be 14,300 patients, along with 2,600 in the U.S. and 21,960 globally[1].

●
RHO: This program is expected to enter the clinic in 2027. OPGx-RHO addresses patients with retinitis pigmentosa caused by autosomal dominant mutations in the rhodopsin protein utilizing a knock-down of the mutant rhodopsin and replacement with wild type rhodopsin protein. RHO affects 8,800 patients in the U.S. and approximately 30,000 globally[1].

Under the terms of the note purchase agreement with Oberland Capital, and subject to the satisfaction of customary funding conditions, Opus:

●	Will issue an initial $35 million in notes at the initial closing, which is expected to occur on April 20, 2026;

●	Can access up to an additional $35 million in notes at any time during the first 12 months;

●	Can access an additional $35 million in notes on or prior to March 31, 2028, upon achievement of certain pre-determined milestones related to the potential regulatory approval of LCA5;

●	Can access up to $50 million through December 31, 2027, upon mutual agreement by both parties.

The notes will mature seven years after the issuance of the initial notes. The notes may be repaid in full at any time and carry an interest-only period of six years, with a repayment of 50% of the outstanding notes on the sixth anniversary. The notes will bear interest at a floating rate, which is subject to both a floor and a cap and 50% of the interest due on each tranche of notes shall be paid-in-kind for the first 8 quarters of such tranche and added to the outstanding principal. Based on these terms, the initial cash interest rate at closing is approximately 4.1%. Additionally, up to 10% of the principal amount of each note will be convertible, at Oberland Capital’s option, into shares of the Company’s common stock at a conversion price of $6.72 per share.

In addition, the Company has entered into a stock purchase and conversion agreement with affiliates of Oberland Capital for the private placement of 1.1 million shares of the Company’s common stock issued at closing, representing $5 million of gross proceeds based on the trailing 30-trading days volume-weighted average price (VWAP) of $4.48 per share. Closing of the purchase of shares under the stock purchase agreement is expected to occur concurrently with the closing of the initial issuance of notes under the note purchase agreement on April 20, 2026.

The Company has approximately $100 million in cash, taking into account the initial $35 million of notes and $5 million of equity to be purchased by Oberland Capital at closing. Additional details regarding this financing will be available in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

1Source: Triangle Insights Group Analysis, February 2026

About Opus Genetics

Opus Genetics is a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs). The Company is developing durable, one-time treatments designed to address the underlying genetic causes of severe retinal disorders. The Company’s pipeline includes seven AAV-based programs, led by OPGx-LCA5 for LCA5-related mutations and OPGx-BEST1 for BEST1-related retinal degeneration, with additional candidates targeting RHO, CNGB1, RDH12, NMNAT1, and MERTK. Opus Genetics is also advancing a small-molecule therapy, Phentolamine Ophthalmic Solution 0.75%, beyond its approved use for pharmacologically induced mydriasis, with a supplemental new drug application under review for presbyopia and an ongoing Phase 3 pivotal trial for mesopic, low contrast conditions after keratorefractive surgery (dim light disturbances). The Company is based in Research Triangle Park, NC. For more information, visit www.opusgtx.com.

About Oberland Capital

Oberland Capital is a private investment firm formed in 2013 with assets under management in excess of $3.2 billion, focused exclusively on investing in the global healthcare industry and specializing in flexible investment structures customized to meet the specific needs of its transaction partners. Oberland Capital's broad suite of financing solutions includes monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investments in traditional debt and equity. With a combination of deep industry knowledge and extensive structured finance experience, the Oberland Capital team has a history of creating value for its transaction partners. For more information, please visit www.oberlandcapital.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to the clinical development, clinical results, preclinical data, and future plans for Phentolamine Ophthalmic Solution 0.75%, OPGx-LCA5, OPGx-BEST1, RDH12, and earlier stage programs, and expectations regarding us, our business prospects, and our results of operations and are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q, and in our other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.

Contacts:

Investors
Jenny Kobin
Remy Bernarda
IR Advisory Solutions
ir@opusgtx.com

Media
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com

Source: Opus Genetics, Inc.

Source: Opus Genetics, Inc.